Exhibit 99.1


Revlon Reports First Quarter 2004 Results;
Significant Progress Continues

    NEW YORK--(BUSINESS WIRE)--April 29, 2004--Revlon, Inc. (NYSE:
REV) today announced results for the first quarter ended March 31, 2004. Net sales for the quarter totaled $308 million, up 6% versus the same period last year. Operating income for the quarter totaled $20 million, compared to an operating loss of $4 million in the first quarter last year.
    During the quarter, the Company consummated debt-for-equity exchange offers that reduced its debt and increased its common equity by more than $800 million. More recently, the Company announced a series of additional refinancing transactions intended to extend the maturities on much of its debt and further reduce the Company's annual interest expense.
    Commenting on the quarter, Revlon President and Chief Executive Officer Jack Stahl stated, "The first quarter was a particularly significant one for Revlon. Not only did we continue to take actions to strengthen the business and deliver solid operating results, but we also made meaningful progress to significantly improve our balance sheet. We are confident that the dual focus on business building and balance sheet strengthening is the right one and one that will position us for achieving long-term profitable growth. As for 2004, we remain confident that we are on track to deliver on our objectives for the year."
    The Company will host a conference call with members of the investment community on April 29, 2004 at 9:30 AM EDT to discuss the results of the first quarter. Access to the call is available to the public at www.revloninc.com.

    First Quarter Results

    Net sales in the first quarter of 2004 advanced approximately 6% to $308 million, compared with net sales of $292 million in the first quarter of 2003. Excluding the impact of returns and allowances associated with the Company's growth plan(1) on the year-ago period, net sales advanced approximately 3.5%, largely due to an increase in International, including the impact of favorable foreign currency translation, lower regular business returns and allowances, and higher licensing revenues of approximately $5 million, partially offset by higher brand support.
    In North America(2), net sales grew approximately 1% to $206 million, versus $205 million in the first quarter of 2003. Excluding the impact of returns and allowances associated with the Company's growth plan on the year-ago period, net sales declined approximately 2%. This performance primarily reflected higher brand support and modestly lower shipments, partially offset by higher licensing revenues, including the prepayment of a renewal fee, and lower regular business returns and allowances.
    In International, net sales grew approximately 18% to $102 million, reflecting growth in Asia and Latin America, as well as the benefit of favorable foreign currency translation. Excluding the favorable impact of foreign currency translation, International net sales advanced approximately 4% for the quarter.
    Operating income in the quarter was $20.1 million, versus an operating loss of $4.2 million in the first quarter of 2003. This improvement reflected the absence this year of growth plan charges, which reduced operating income in the prior year quarter by approximately $11 million, as well as the benefits of higher net sales (including the aforementioned lower returns and allowances and increase in licensing revenues), lower display amortization, and favorability of approximately $3 million associated with a modification to International benefits. Partially offsetting these drivers of the profitability improvement was higher brand support in the quarter. Similarly, Adjusted EBITDA(3) in the first quarter was $44.5 million, compared with Adjusted EBITDA of $23.4 million in the first quarter of 2003. Substantially the same factors driving the significant improvement in operating income also drove the improvement in Adjusted EBITDA.
    Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and which is reconciled to the Company's most directly comparable GAAP measures, net loss and cash flow from or used for operating activities, in the accompanying financial tables. Also provided in the accompanying financial tables is a reconciliation of reported net sales to net sales excluding growth plan charges.
    Net loss in the first quarter was $58.2 million, or $0.63 per diluted share, compared with a net loss of $48.7 million, or $0.91 per diluted share, in the first quarter of 2003. Net loss in the current quarter included a loss of approximately $33 million for the early extinguishment of debt associated with the debt-for-equity exchange offers consummated during the quarter. Cash flow used for operating activities in the first quarter of 2004 was $35.6 million, compared with cash flow used for operating activities of $60.5 million in the first quarter of 2003.

    Market Share Results(4):

    In terms of U.S. marketplace performance, according to ACNielsen, the category for the quarter was down 0.5% versus the same period last year. The Revlon brand registered a share of 17.0% for the quarter, essentially even with the 17.1% share the brand achieved in the year-ago period and up almost a full share point versus the 16.1% share achieved in the first quarter 2002. The Almay brand posted a share of 5.4% for the quarter, down 0.5 share points versus the same period last year, while total Company market share for the quarter was 22.4%, down 0.7 share points versus year-ago.
    In other key categories, the Company gained share in hair color and beauty tools, while market share declined for antiperspirants/deodorants.

    About Revlon

    Revlon is a worldwide cosmetics, skin care, fragrance, and personal care products company. The Company's vision is to become the world's most dynamic leader in global beauty and skin care. Websites featuring current product and promotional information can be reached at www.revlon.com and www.almay.com. Corporate investor relations information can be accessed at www.revloninc.com. The Company's brands, which are sold worldwide, include Revlon(R), Almay(R), Ultima(R), Charlie(R), Flex(R), and Mitchum(R).

    Footnotes to Press Release

    (1) The Company's growth plan, the implementation of which was accelerated in the fourth quarter of 2002, involves, among other things, increasing the effectiveness of the Company's advertising and in-store promotional marketing, increasing the effectiveness of its in-store wall displays, discontinuing select products and adjusting prices on several others, and further strengthening the Company's new product development process and other organizational capabilities to accelerate the execution of the plan. Over the 2002 to 2003 period, the Company incurred charges totaling approximately $135 million associated with the acceleration of its growth plan, with no additional charges associated with the acceleration of its plan expected.
    The Company believes that net sales excluding growth plan-related returns and allowances is useful in understanding net sales performance excluding the effect of growth plan charges which impacted the Company's performance in 2003.

    (2) North America includes the United States and Canada.

    (3) Adjusted EBITDA is defined as net earnings before interest, taxes, depreciation, amortization, gains/losses on foreign currency transactions, gains/losses on the early extinguishment of debt, gains/losses on the sale of assets, and miscellaneous expenses. Adjusted EBITDA is a non-GAAP financial measure. The Company believes that Adjusted EBITDA is a financial metric that can assist the Company and investors in assessing its financial operating performance and liquidity. The Company believes that Adjusted EBITDA is useful in understanding the financial operating performance and underlying strength of its business, excluding the effects of certain factors, including gains/losses on foreign currency transactions, gains/losses on the sale of assets, gains/losses on the early extinguishment of debt and miscellaneous expenses. Adjusted EBITDA should not be considered in isolation, as a substitute for net income/(loss) or cash flow from/used for operating activities prepared in accordance with GAAP. Adjusted EBITDA does not take into account our debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. EBITDA is defined differently for our credit agreement. Furthermore, other companies may define EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be comparable to EBITDA of other companies.
    In the accompanying tables, Adjusted EBITDA is reconciled to net income/(loss) to account for its use as a performance measurement and to cash flow from/used for operating activities to account for its use in assessing liquidity. Net income/(loss) and cash flow from/used for operating activities are the most directly comparable GAAP performance and cash flow measures, respectively.

    (4) All market share and consumption data is U.S. mass-market dollar volume according to ACNielsen (an independent research entity). ACNielsen data is an aggregate of the drug channel, Kmart, Target and Food and Combo stores, and excludes Wal-Mart and regional mass volume retailers. This data represents approximately 70% of the Company's U.S. mass-market dollar volume. All Revlon brand share and consumption data excludes StreetWear.

    Forward-Looking Statements

    Statements in this press release which are not historical facts, including statements about the Company's plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements include, without limitation, the Company's expectations and estimates about future events, including the Company's expectations regarding achieving long-term profitable growth, being on track to deliver on its objectives for 2004, and consummating a series of additional refinancings intended to extend the maturities of much of the Company's debt and further reduce its annual interest expense. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K (which may be viewed on the SEC's website at http://www.sec.gov or on the Company's website at http://www.revloninc.com), as well as reasons including difficulties or delays in achieving long-term profitable growth and delivering on its objectives for 2004, and difficulties or delays in, or less than anticipated benefits associated with, consummating a series of additional refinancings intended to extend the maturities of much of the Company's debt and further reduce its annual interest expense. Factors other than those listed above could cause the Company's results to differ materially from expected results.



                     REVLON, INC. AND SUBSIDIARIES
       UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
             (dollars in millions, except per share data)


                                                 Three Months Ended
                                                      March 31,
                                              ------------------------
                                                  2004         2003
                                              -----------  -----------
 Net sales                                   $     308.4  $     292.0
 Cost of sales                                     117.1        111.5
                                              -----------  -----------
     Gross profit                                  191.3        180.5
 Selling, general and administrative expenses      171.9        184.2
 Restructuring costs                                (0.7)         0.5
                                              -----------  -----------

     Operating income (loss)                        20.1         (4.2)
                                              -----------  -----------

 Other expenses (income):
     Interest expense                               44.6         41.4
     Interest income                                (1.0)        (0.5)
     Amortization of debt issuance costs             2.6          2.0
     Foreign currency (gains) losses, net           (1.4)         0.3
     Loss on early extinguishment of debt           32.6            -
     Miscellaneous, net                              0.1          0.4
                                              -----------  -----------
        Other expenses, net                         77.5         43.6
                                              -----------  -----------

 Loss before income taxes                          (57.4)       (47.8)

 Provision for income taxes                          0.8          0.9
                                              -----------  -----------

 Net loss                                    $     (58.2) $     (48.7)
                                              ===========  ===========


 Basic and diluted net loss per common share $     (0.63) $     (0.91)
                                              ===========  ===========

 Weighted average number of common shares
  outstanding:
     Basic and diluted                        92,933,027   53,461,796
                                              ===========  ===========




                    REVLON, INC. AND SUBSIDIARIES
                CONSOLIDATED CONDENSED BALANCE SHEETS
                        (dollars in millions)

                                              March 31,  December 31,
                        ASSETS                   2004         2003
                                             ----------- ------------
                                             (Unaudited)
Current assets:
   Cash and cash equivalents                $      53.8 $       56.5
   Trade receivables, net                         154.6        182.5
   Inventories                                    151.8        142.7
   Prepaid expenses and other                      50.7         33.9
                                             ----------- ------------
       Total current assets                       410.9        415.6
Property, plant and equipment, net                128.3        132.1
Other assets                                      159.6        158.4
Goodwill, net                                     186.1        186.1
                                             ----------- ------------
       Total assets                         $     884.9 $      892.2
                                             =========== ============

   LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
   Short-term borrowings - third parties    $      29.8 $       28.0
   Accounts payable                                95.9         97.4
   Accrued expenses and other                     316.9        321.9
                                             ----------- ------------
       Total current liabilities                  442.6        447.3
Long-term debt                                  1,103.6      1,869.5
Other long-term liabilities                       295.1        301.0
Total stockholders' deficiency                   (956.4)    (1,725.6)
                                             ----------- ------------
       Total liabilities and stockholders'
        deficiency                          $     884.9 $      892.2
                                             =========== ============




                     REVLON, INC. AND SUBSIDIARIES
               UNAUDITED ADJUSTED EBITDA RECONCILIATION
                         (dollars in millions)


                                                  Three Months Ended
                                                       March 31,
                                               -----------------------
                                                   2004        2003
                                               -----------  ----------
                                                      (Unaudited)
Reconciliation to cash flows from operating
 activities:
--------------------------------------------

Net cash used for operating activities        $     (35.6) $    (60.5)

Changes in assets and liabilities, net of
 acquisitions and dispositions                       37.8        42.1
Interest expense, net                                42.8        40.2
Foreign currency (gains) losses, net                 (1.4)        0.3
Miscellaneous, net                                    0.1         0.4
Provision for income taxes                            0.8         0.9

                                               -----------  ----------
Adjusted EBITDA                               $      44.5  $     23.4
                                               ===========  ==========

Reconciliation to net loss:
---------------------------

Net loss                                      $     (58.2) $    (48.7)

Interest expense, net                                43.6        40.9
Amortization of debt issuance costs                   2.6         2.0
Foreign currency (gains) losses, net                 (1.4)        0.3
Loss on early extinguishment of debt                 32.6           -
Miscellaneous, net                                    0.1         0.4
Provision for income taxes                            0.8         0.9
Depreciation and amortization                        24.4        27.6

                                               -----------  ----------
Adjusted EBITDA                               $      44.5  $     23.4
                                               ===========  ==========



                     REVLON, INC. AND SUBSIDIARIES
                       UNAUDITED NET SALES DATA
                         (dollars in millions)


Three Months Ended March 31, 2004
---------------------------------
                                                           As reported
                                        As        Growth     without
                                      reported     plan    growth plan
                                    -----------  --------  -----------

North America                      $     205.9  $      -  $     205.9

International                            102.5         -        102.5
                                    -----------  --------  -----------

Net sales                          $     308.4  $      -  $     308.4
                                    ===========  ========  ===========



Three Months Ended March 31, 2003
---------------------------------
                                                           As reported
                                        As        Growth     without
                                      reported     plan    growth plan
                                    -----------  --------  -----------

North America                      $     204.9  $    6.0  $     210.9

International                             87.1         -         87.1
                                    -----------  --------  -----------

Net sales                          $     292.0  $    6.0  $     298.0
                                    ===========  ========  ===========


    CONTACT: Investor Relations Contact:
             Maria A. Sceppaguercio, 212-527-5230
              or
             Media Contact:
             Catherine Fisher, 212-527-5727